UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2016 (March 8, 2016)

MEDIFIRST SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55465	27-3888260
State or other jurisdiction	Commission File Number	IRS Employer
incorporation		Identification No.

4400 Route 9 South, Suite 1000, Freehold, NJ	07728
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 786-8044

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Item 2.03     Creation of a Direct Financial Obligation.

Item 3.02     Unregistered Sales of Equity Securities.

Item 3.03     Material Modification to Rights of Security Holders.

Item 5.03     Amendments to Articles of Incorporation.

On March 8, 2016, Medifirst Solutions, Inc. (the “Company”) through its wholly-owned subsidiary, Medical Laser Manufacturer, Inc., memorialized in a Product and Know-How License Agreement (the “License Agreement”) with Medical Lasers Manufacturer, Inc., a Florida corporation doing business as Laser Lab Corp. (“Laser Lab”), an agreement to license the use of various intellectual property in connection with seeking regulatory approval for and marketing, distributing and selling The Time Machine Series Lasers (the “TTM Series”). The License Agreement grants a license (the “License”) to the Company to use various technology, trade secrets, invention records, research records, reports and data, test results, clinical studies, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how (“Know-how”) related to the inventions (“Inventions”) identified in the License Agreement, which Inventions include the infrared laser in the TTM Series for which the Company previously filed a Premarket Notification 510(k) submission with the U.S. Food and Drug Administration. Although the License is not exclusive, Laser Lab may not license the Know-how or Inventions to a third party and may only directly, or through Laser Lab’s wholly-owned subsidiary, use the Know-how and Inventions.

In addition to the License, Laser Lab granted to the Company options to license other fields of use of the infrared laser in the TTM Series, as well as other wavelengths and colors (“Other Technologies”). Furthermore, Laser Lab granted the Company a right of first refusal allowing the Company to review and to consider matching, within ten days of receiving notice of, any proposal to license Other Technologies submitted to Laser Lab by a third party.

In connection with the Company’s agreement with Laser Lab, which agreement was memorialized in the License Agreement, on September 24, 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Rights, Preferences and Privileges (the “Certificate of Designation”), filed herewith as Exhibit 3.1, of the Company’s Series B Convertible Preferred Stock (“Series B Preferred”). Pursuant to the Certificate of Designation, the Company designated 50,000 shares of Series B Preferred. The Series B Preferred do not hold any rights to receive dividends or any rights to vote. The Company, at its sole discretion, may redeem at any time, in whole or in part, outstanding shares of Series B Preferred for a price per share equal to the consideration paid or deemed to have been paid for such shares. The Series B Preferred may be converted, sixty days after their respective issuance, each share into the Company’s common stock (“Common Stock”) at a conversion ratio equal to one (1) share of Series B Preferred for five hundred (500) shares of Common Stock.

Pursuant to the License Agreement, the Company agreed to issue to Laser Lab 25,000 shares of Series B Preferred and a promissory note (the “Promissory Note”) in principal amount of $150,000 and bearing interest at 10% per annum. The principal and interest due under the Promissory Note is payable 18-months from the date of issuance. In the event, the Company does not receive, by December 31, 2016, a decision letter from the Food and Drug Administration informing the Company of the “cleared” 510(k), then the amount of 10,000 shares of Series B Preferred will be clawed back and forfeited by Laser Lab and the principal amount of the Promissory Note will automatically reduce to $75,000, as if originally issued in such denomination.

The issuances of the Series B Preferred and the Promissory Note were made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the terms of the License Agreement, the Certificate of Designation and the Promissory Note does not purport to be complete and is subject to, and qualified in its entirety by reference to the License Agreement, the Certificate of Designation and the Promissory Note which are filed herewith as Exhibit 10.1, Exhibit 3.1 and Exhibit 4.1, and are incorporated herein by reference.

Item 9.01     Exhibits.

Exhibits	Description
3.1	Certificate of Designation for Series B Preferred Stock
4.1	Promissory Note
10.1	Product and Know-How License Agreement

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFIRST SOLUTIONS, INC.
Dated: March 14, 2016
	By:	/s/ Bruce Schoengood
President and CEO

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Exhibits	Description
3.1	Certificate of Designation for Series B Preferred Stock
4.1	Promissory Note
10.1	Product and Know-How License Agreement

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